Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of SeaStar Medical Holding Corporation of our report dated March 30, 2023 relating to the consolidated financial statements of SeaStar Medical Holding Corporation.  We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ ArmaninoLLP
Denver, Colorado

December 8, 2023